EXHIBIT 99.3

Midway Gold Develops Management and Operations Team

October 25, 2011

Denver, Colorado– Midway Gold Corp. ("Midway" or the "Company") (MDW:TSX-V; MDW:NYSE-AMEX) has been and continues to be actively building an experienced operations team.  During The past year, Midway has grown forma five person company to one with 30 employees. To prepare a pathway towards production, Midway has added executives and managers in key business areas including operations, finance, controls, engineering and technical support, permitting, and administration.  Importantly, the additions have operational and production skills that complement existing staff thereby enabling Midway to transition into a producing gold company more smoothly than could otherwise be achieved.

The growth outlined above has resulted in the achievement of a remarkable amount of work on Midway’s Pan, Gold Rock, and Tonopah projects over the past twelve months. Included in these achievements are a Preliminary Economic Assessment, Preliminary Feasibility Study and soon to be completed full Feasibility Study of its Pan gold project as well the design and execution of a targeted drill program that resulted in the creation of a resource that now exceeds one million ounces of gold (see press release dated October 4, 2011).  Additionally, the group has conducted significant mine development drill programs at the Gold Rock and Tonopah projects (formerly the Midway project). Results will be reported when assays and evaluations are available.

While the engineering and resource development was underway, the Midway team also successfully received an expanded exploration permit for the Pan site. Additionally, they managed and wrote a Plan of Operations for submittal to the BLM this week that will initiate the NEPA process for the Pan mining permits required to enable construction and operations. The team also created a Plan of Operations for Gold Rock that serves as the basis for an Environmental Assessment to allow further development activities to take place.

The project and operations growth resulted in a need to re-design the organization into an operating company. Therefore, Mr. Richard Moritz has been promoted to the position of Senior Vice President of Operations.  Reports to Mr. Moritz include Roger Gross, Vice President and General Manager of Nevada Operations, Tom Williams, Vice President of Environmental Affairs, Eric LeLacheur, Nevada District Geologist, and David Mosch, Senior Mining Engineer.  Mr. Moritz’s organization will continue to grow with the addition of a Project Manager likely during the next year.  Midway’s philosophy is to build strong local/regional management while creating and maintaining a small corporate group to concentrate on financing, corporate growth, consolidation, and reporting.

To attract and retain the necessary talent to enable Midway to succeed, the board of directors has endorsed a total compensation package that includes wages, customary benefits and employee stock options.  Today, the board granted non-qualified and incentive stock options on a total of 2,755,000 shares of Midway's common stock to directors, employees and consultants pursuant to Midway's shareholder approved combined incentive and non-qualified stock option plan. The options are exercisable for up to five years at a price of C$2.10 per share being the last closing price (on October 24, 2011) of Midway's common shares prior to the board of directors granting the options. Some of the options are subject to vesting provisions and all of the options granted are subject to any applicable regulatory hold periods.

Dan Wolfus, CEO and Chairman said, “I am sure you will join with me to welcome those new to Midway and to congratulate Rick, as well as the others on the team for a job well done.”

ON BEHALF OF THE BOARD
”Kenneth A. Brunk”
Kenneth A. Brunk, President, COO and Director

About Midway Gold Corp.

Midway Gold Corp. is a precious metals company with a vision to explore, design, build, and operate gold mines in a manner accountable to all stakeholders while producing an acceptable return to its shareholders.  For more information about Midway, please visit our website at www.midwaygold.com or contact R.J. Smith, Vice President of Administration, at (877) 475-3642 (toll-free).

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

This press release contains forward-looking statements about the Company and its business. Forward looking statements are statements that are not historical facts and include, but are not limited to, statements about the Company's intended work plans for the projects and resource estimates. The forward-looking statements in this press release are subject to various risks, uncertainties and other factors that could cause the Company's actual results or achievements to differ materially from those expressed in or implied by forward looking statements. These risks, uncertainties and other factors include, without limitation, risks related to increasing shareholder value and minimizing shareholder dilution,risks related to the Company’s ability to negotiate and execute definitive agreements with respect to the debt portion of the capital required to place the Pan Project into production, risks related to the Company’s ability to place the Pan Project or any other of the Company’s projects into production, risks related to the timing and completion of the Company's intended work plans for its projects, risks related to fluctuations in gold prices; uncertainties related to raising sufficient financing to fund the planned work in a timely manner and on acceptable terms; changes in planned work resulting from weather, logistical, technical or other factors; the possibility that results of work will not fulfill expectations and realize the perceived potential of the Company's properties; uncertainties involved in the interpretation of drilling results and other tests and the estimation of gold resources and reserves; the possibility that required permits may not be obtained on a timely manner or at all; the possibility that capital and operating costs may be higher than currently estimated and may preclude commercial development or render operations uneconomic; the possibility that the estimated recovery rates may not be achieved; risk of accidents, equipment breakdowns and labor disputes or other unanticipated difficulties or interruptions; the possibility of cost overruns or unanticipated expenses in the work program; and other factors identified in the Company's SEC filings and its filings with Canadian securities regulatory authorities. Forward-looking statements are based on the beliefs, opinions and expectations of the Company's management at the time they are made, and other than as required by applicable securities laws, the Company does not assume any obligation to update its forward-looking statements if those beliefs, opinions or expectations, or other circumstances, should change.